Exhibit 10.1

SECOND AMENDMENT TO LEASE AGREEMENT
(Landing Center)

THIS SECOND AMENDMENT (“Amendment”) is dated for reference purposes as of January 31, 2012, and is made by and between PROPERTY RESERVE, INC., a Utah corporation (“Landlord”), and FLOW INTERNATIONAL CORPORATION, a Washington corporation (“Tenant”), with respect to that certain Landing Center Lease Agreement dated January 1, 2003 (“Lease Agreement”).

Recitals

A.    Landlord and Tenant previously entered into the Lease Agreement in which Landlord agreed to lease to Tenant a building (“Building”) consisting of approximately 146,329 rentable square feet and located at 23500 64th Avenue South, Kent, Washington 98032, together with the right in common with others to the use of any and all common entrance ways, lobbies, restrooms, elevators, drives, parking areas, stairs, and other similar access and service ways and common areas in or adjacent to and used in common with the Building (collectively the “Leased Premises”). The term of the Lease Agreement is 120 months, from January 1, 2003 to December 31, 2012.

B.    The Lease Agreement was previously amended by that certain First Amendment to Lease Agreement dated December 20, 2006 (the “First Amendment”), in order to amend the terms of the Lease Agreement with respect to the maintenance of the Building's HVAC system.

C.    Landlord and Tenant desire to extend the term of the Lease Agreement and make certain other modifications to the terms of the Lease Agreement.

Agreements

1.    Terminology. Any capitalized terms used but not defined herein shall have the meaning given to them in the Lease Agreement, unless the context in which they are used requires a different interpretation.

2.    Extension of Lease Term. Tenant and Landlord hereby agree to extend the term of the Lease Agreement for a period of ninety-six (96) months after the “Extended Term Commencement Date,” which Extended Term Commencement Date shall occur on the first day of the first calendar month following the execution of this Amendment by all parties hereto and shall be memorialized in the Extended Term Commencement Date Memorandum (described below). The date specified in the Extended Term Commencement Date Memorandum that is ninety-six (96) months after the Extended Term Commencement Date shall be the new “Expiration Date”, unless the term of the Lease Agreement is earlier terminated pursuant to the terms thereof. Section 2 of the Lease Agreement is hereby modified to provide for a lease term for the Leased Premises ending on the Expiration Date as modified in this Section 2 and the ninety-six (96) month period between the Extended Term Commencement Date and Expiration Date shall be referred to herein as the “Extended Term”.

3.    Extended Term Commencement Date Memorandum. Just prior to, on, or at any time after the Extended Term Commencement Date, Landlord may deliver to Tenant a notice substantially in the form attached hereto as Exhibit A (the “Extended Term Commencement Date Memorandum”), in order to confirm the Extended Term Commencement Date, new Expiration Date, Elective Early Termination Date (defined below), and certain other matters. Tenant shall execute and return the Extended Term Commencement Date Memorandum within ten (10) business days of receipt, and, if Tenant fails to do so, Tenant shall be deemed to have executed and returned the Extended Term Commencement Date Memorandum. Notwithstanding the foregoing, Landlord's failure to deliver or delay in delivery of the Extended Term Commencement Date Memorandum shall not delay the Extended Term Commencement Date or the effectuation of the terms of this Amendment.

4.    Base Rental for Extended Term. Commencing on the Extended Term Commencement Date, the Base Rental amount due under the Lease Agreement shall be modified for the Leased Premises for the Extended Term of the Lease Agreement. Accordingly, commencing on the Extended Term Commencement Date, Section 3.c. of the Lease Agreement shall be amended and replaced in its entirety as follows:

c.    Base Rental is:

Period (Months following Extended Term Commencement Date)	Base Rental
Months 1-6*	$36,250.00 per month, plus NNN
Months 7-12	$72,500.00 per month, plus NNN
Months 13-24	$74,312.50 per month, plus NNN
Months 25-36	$76,170.31 per month, plus NNN
Months 37-48	$78,074.57 per month, plus NNN
Months 49-60	$80,026.43 per month, plus NNN
Months 61-72	$82,027.09 per month, plus NNN
Months 73-84	$84,077.77 per month, plus NNN
Months 85-96	$86,179.71 per month, plus NNN

*As an accommodation to Tenant, during Months 1-6 of the Extended Term, Tenant will only be required to pay one-half of the initial Base Rental of $72,500 per month. The $36,250 per month that is being abated during such six-month period, in the aggregate amount of $217,500, as an accommodation to the Tenant is referred to herein as the “Abated Base Rental”.

5.    Operating Expenses, Taxes, Utilities, and Additional Rent. During the entire term of the Lease Agreement, as extended hereby and as further extended, Tenant shall continue to pay Operating Expenses, Taxes, Insurance Expenses, Utilities, and all other costs and expenses related to the Leased Premises that are the obligation of Tenant in accordance with the terms of the Lease Agreement, including, without limitation, Section 4 thereof. Tenant shall continue to be responsible for maintaining its own accounts for garbage, recycling, and waste removal, telephones and internet, electricity, natural gas, janitorial, and any other similar items for the Leased Premises required under the terms of the Lease Agreement or otherwise agreed to by Landlord and Tenant.
6.    Option to Further Extend Lease Term. So long as there are no events of default by Tenant under the Lease Agreement during the then-existing term of the Lease Agreement, Tenant shall have two (2) additional five (5) year options (each an “Extension Option”) to extend the term of the Lease Agreement beyond the Expiration Date, as modified above (each five-year period, an “Additional Extension Period”). If Tenant desires to exercise an Extension Option, Tenant shall provide Landlord written notice (the “Option Notice”) of its desire to extend the term of the Lease Agreement at least nine (9) months prior to the then- applicable Expiration Date (as set forth above or at the end of the first Additional Extension Period if the first Extension Option was exercised), but no earlier than twelve (12) months prior to the then-applicable Expiration Date. Base Rental during the term of each optional Additional Extension Period shall be at then-applicable market rates (the “Fair Market Rental”) taking into consideration the credit standing of Tenant and transactional concessions provided in comparable transactions. Landlord shall provide Tenant with its determination of the Fair Market Rental for the applicable Extension Option within sixty (60) days of Landlord's actual receipt of the Option Notice. If Tenant timely notifies Landlord that Tenant accepts Landlord's determination of the Fair Market Rental, or the Fair Market Rental is otherwise established pursuant to the terms of this Subsection 6.1 through 6.3 below, then, within sixty (60) days of the commencement date of the applicable Additional Extension Period, Landlord and Tenant shall execute an amendment to this Lease Agreement extending the term of the Lease Agreement on the same terms provided in the Lease Agreement, as modified herein, except as follows:

a.    Monthly installments of Base Rental shall be adjusted according to the FairMarket Rental; and

b. Except for the two Extension Options, Tenant shall have no further extension or renewal options under the Lease Agreement, unless expressly granted by Landlord in writing and in Landlord's sole discretion. For the avoidance of any confusion, the extension options in Section 11 of the Lease Agreement are hereby specifically terminated.

6.1    Failure to Agree on Fair Market Rental; Appointment of Qualified Brokers to Determine Fair Market Rental. If Landlord and Tenant cannot agree upon the Fair Market Rental for the Leased Premises during the applicable Additional Extension Period within ninety (90) days after Landlord's receipt of the Option Notice, then Landlord and Tenant shall agree, within ten (10) days thereafter, on one commercial real estate broker that has at least 10 years experience leasing/selling industrial properties in the Kent, Washington area (as applicable, a “Qualified Broker”) who will determine the Fair Market Rental of the Premises during the applicable Additional Extension Period. If Landlord and Tenant cannot mutually agree upon a Qualified Broker within said ten (10) day period, then one Qualified Broker shall be appointed by Tenant and one Qualified Broker shall be appointed by Landlord within ten (10) days of notice by one party to the other of such disagreement. The two Qualified Brokers shall determine the Fair Market Rental of the Premises during the Additional Extension Period within twenty (20) days of their appointment; provided, however, if either party fails to appoint an a Qualified Broker within such ten (10) day period, then the determination of the Qualified Broker first appointed shall be used. If the Qualified Brokers fail to agree on the Fair Market Rental of the Premises during the Additional Extension Period, but the difference in their conclusions as to Fair Market Rental is ten percent (10%) or less, the Fair Market Rental shall be deemed the average of the two determinations.

6.2    Appointment of Additional Qualified Broker. If the two Qualified Brokers should fail to agree on the Fair Market Rental, and the difference between the two determinations exceeds ten percent (10%), then the two Qualified Brokers shall appoint a mutually-agreed upon third Qualified Broker. The third Qualified Broker so appointed shall promptly determine the Fair Market Rental of the Premises and the Fair Market Rental for the applicable Additional Extension Period provided for in this Section 6 shall be the average of the two closest determinations obtained from the three Qualified Brokers pursuant to this Section 6. The fees and expenses of said third Qualified Broker, or the one Qualified Broker Landlord and Tenant agree upon, shall be borne equally by Landlord and Tenant. Landlord and Tenant shall pay the fees and expenses of their respective Qualified Broker if the parties fail to agree on a single Qualified Broker.

6.3    Determination Binding.    The determination of Fair Market Rental pursuant to this Section 6 shall be final, conclusive and binding upon both parties.

7.    Tenant's Option to Terminate Lease Agreement Prior to Expiration Date. So long as (i) there has been no monetary or other material event of default by Tenant under the Lease Agreement, or any other event of default that remains uncured, (ii) Tenant has not exercised the right of first opportunity provided for in Section 10 below with respect to either of the spaces comprising the ROFO Premises (defined below), and (iii) Tenant provides Landlord with at least twelve (12) months advanced written notice of its election to terminate the Extended Term of the Lease Agreement, Tenant shall have a one-time option to terminate the Extended Term of the Lease Agreement (the “Elective Early Termination”) on the last day of the calendar month that is forty-two (42) months after the Extended Term Commencement Date (as applicable, the “Elective Early Termination Date”), which date shall be memorialized in the Extended Term Commencement Date Memorandum, but only after Tenant's payment to Landlord of all of the following amounts at least thirty (30) days prior to the Elective Early Termination Date:

7.1    Transaction Costs and Abated Based Rental. The Unamortized Amount (defined below) of (i) the brokers' commissions paid by Landlord in connection with the modification and extension of the Lease Agreement, and (ii) the Abated Base Rental during the first six months after the Extended Term Commencement Date, in the aggregate amount of $217,500. For the purposes hereof, the “Unamortized Amount” shall be determined in the same manner as the remaining principal balance of a mortgage with interest at a rate of ten percent (10%) per annum payable in level payments over the ninety-six (96) month Extended Term would be determined;

7.2    Restoration Costs. The applicable Elective Termination Restoration Payment (as defined in Section 9 below) to pay for Landlord's costs in connection with restoring the Leased Premises to the condition existing prior to Tenant's occupancy of the Leased Premises pursuant to the terms of Section 9 below; and

7.3    Base Rental. The amount of Base Rental that would become due (had the Lease Agreement not been terminated on the Elective Early Termination Date) from Tenant over the four (4) months immediately following the applicable Elective Early Termination Date.
If Tenant does not pay all of the amounts identified in subsections 7.1 through 7.3 to Landlord at least thirty (30) days prior to the Elective Early Termination Date, Tenant shall have no right or ability to terminate the Lease Agreement pursuant to the terms of this Section 7 and the Extended Term of the Lease Agreement shall continue pursuant to the terms of the Lease Agreement, as amended hereby. Except as provided in this Section 7, the Tenant shall not have any other elective early termination options. The early termination option appearing in Section 12 of the Lease Agreement is hereby deleted and replaced in its entirety by this Section 7.

8.    Building Roof and Systems.

8.1    Tenant Accepts Leased Premises in Current “As-Is” Condition. Except as otherwise set forth in this Section 8, Tenant hereby accepts the Leased Premises in its existing condition and state of repair, “AS IS” and “WHERE IS,” and Landlord shall have no obligation to commence or complete any improvements, repairs, or maintenance items, including, without limitation, any tenant improvement items, in connection with the execution of this Amendment and the commencement of the Extended Term; provided, however, Landlord will continue to be obligated for the ongoing maintenance and repair items that are the obligation of Landlord pursuant to the terms of the Lease Agreement. The Tenant's continued possession of the Leased Premises after the execution hereof shall be deemed conclusive evidence that, as of the date of the execution hereof, the Leased Premises are in good order and satisfactory condition and no representations, statements, or warranties, expressed or implied, have been made by or on behalf of Landlord in respect to the Leased Premises, except as contained in the provisions of the Lease Agreement, as amended hereby.

8.2    Building Roof. Landlord and Tenant acknowledge that, pursuant to Landlord's roof consultant's 2011 report, the roof of the Building is not scheduled or recommended for re-roofing or replacement for at least four or five years. Landlord agrees to maintain and repair the roof of the Building during the Extended Term and, when appropriate, as determined by Landlord in its reasonable discretion based on the recommendation of Landlord's roof consultant, Landlord will, at Landlord's sole expense, re-roof the Building using a contractor acceptable to Landlord in its sole discretion. The cost of re-roofing the Building will not be deemed a Common Area Maintenance Expense or otherwise passed on to Tenant. Notwithstanding the foregoing, commencing on the Extended Term Commencement Date and continuing until the Building is re-roofed, the cost of repairs to and maintenance of the Building's roof to be paid by the Tenant as Common Area Maintenance Expenses will not exceed $3,000.00 in any twelve (12) month period (the “Building Repair Cap”) and the cost and expense of repairs to and maintenance of the Building's roof in excess of the Building Repair Cap shall be the obligation of Landlord; provided, however, the Building Repair Cap shall not apply to the cost of snow and debris removal conducted on the roof or the repair of any penetrations, damage, or other conditions created or caused by Tenant or Tenant's installations on the roof, including, without limitation, Tenant's HVAC Units (defined below), which amounts will be deemed Common Area Maintenance Expenses to be paid by Tenant and shall not be credited against the Building Repair Cap. Following completion of the re-roofing of the Building, the Building Repair Cap shall no longer be applicable and all costs and expenses incurred in maintaining and repairing the Building's roof shall be deemed Common Area Maintenance Expenses to be paid by Tenant.

8.3    HVAC Control System and Units.

8.3.1    HVAC Control System. Landlord, at Landlord's sole expense, shall install a new HVAC control system (the “New HVAC Control System”) in the main office area of the Leased Premises. The New HVAC Control System shall replace the existing HVAC control system and service the same portions of the Leased Premises serviced by such existing control system. Landlord shall select the New HVAC Control System using its reasonable discretion and based on the recommendation of Landlord's HVAC consultant.
8.3.2    HVAC Unit Repair and Maintenance.

8.3.2.1 Mechanical Engineer Review of HVAC System. Landlord, at Landlord's sole expenses, shall engage a mechanical engineer that is licensed, bonded, and has at least 10-years experience evaluating HVAC systems in light industrial buildings, selected by Landlord in its reasonable discretion, to evaluate the Building's existing HVAC system and provide a written report (the “HVAC Report”). Landlord will engage a qualified mechanical engineer for such purpose within thirty days of the execution of this Amendment and shall use its best efforts to obtain the final HVAC Report within sixty days of such engagement.

8.3.2.2 HVAC Repairs. Landlord shall undertake any repairs to or replacements of the Building's HVAC system, including, without limitation, the Tenant HVAC Units (defined below), recommended in the HVAC Report (the “Recommended HVAC Repairs”). All items noted in HVAC Report that are within the scope of the routine maintenance and service under the HVAC Service Contract (as defined in the First Amendment), including, without limitation, preventative maintenance and repairs, shall be addressed in the ordinary course under such service contract and shall not be deemed part of the Recommended HVAC Repairs to be completed pursuant to the terms of this Section 8.3. Tenant agrees to provide Landlord and its contractor's reasonable access to the Building to complete the Recommended HVAC Repairs.

8.3.2.3 Cost of Recommended HVAC Repairs. The cost of all major Recommended HVAC Repairs (as defined in Section 8 of the Lease Agreement) and all “Immediate Recommended HVAC Repairs” (defined below) shall be at Landlord's sole cost and expense and all other Recommended HVAC Repairs shall be deemed Common Area Maintenance Expenses, which shall be paid by Tenant pursuant to the terms of Subsection 4.b.i of the Lease Agreement. Recommended HVAC Repairs shall be deemed “Immediate Recommended HVAC Repairs” if the HVAC Report recommends that such repairs be completed within nine (9) months of the date of the HVAC Report in order to keep the Building's HVAC system in good working order. Notwithstanding the foregoing, Landlord shall have no obligation to pay for any repairs or replacements of the HVAC units and supporting systems installed by Tenant (Units AC3, AC4, AC6 and AC8, the “Tenant HVAC Units”), including, without limitation, any major repairs or Immediate Recommended HVAC Repairs, and Tenant shall, within fifteen (15) days of being invoiced for the cost thereof, reimburse Landlord for the cost of all maintenance, service, repairs, and replacements of the Tenant HVAC Units undertaken by Landlord or its HVAC service provider as part of the Recommended HVAC Repairs.

8.3.3    Maintenance of HVAC System. Landlord shall continue to be responsible for coordinating and overseeing the preventative maintenance and service of the Building's HVAC system, including, without limitation, the Tenant HVAC Units, pursuant to the terms of Section 3 of the First Amendment. Furthermore, Landlord and Tenant agree that, commencing on the Extended Term Commencement Date, Landlord will also coordinate and oversee any necessary or appropriate repair and/or replacement of the Tenant HVAC Units, such that the HVAC system for the entire Building will be serviced, maintained, repaired, and, where appropriate, replaced by the service provider retained by Landlord. All repairs to and replacements of the Tenant HVAC Units, including, without limitation, all major repairs and replacements, shall be completed by Landlord's HVAC service provider and Tenant shall, within fifteen (15) days of being invoiced, reimburse Landlord for the cost of such repairs and replacements.
All maintenance and service of the Tenant HVAC Units and all non-major repairs, except for Immediate Recommended HVAC Repairs, shall be deemed Common Area Maintenance Expenses, which shall be paid by Tenant pursuant to the terms of Subsection 4.b.i of the Lease Agreement. In addition, after the New HVAC Control System is installed pursuant to the terms of Section 8.3.1 above, Landlord shall be responsible for coordinating and overseeing the New HVAC Control System and all maintenance and service of the New HVAC Control System shall also be deemed Common Area Maintenance Expenses.

9.    Restoration Obligations. The Tenant shall continue to be obligated for the removal of all alterations, physical additions, and improvements that were made by Tenant or by Landlord at the request of Tenant, either as Improvement Items made pursuant to the Lease Agreement, tenant improvements made in connection with prior leases with Tenant, or otherwise made at the request of Tenant or in connection with Tenant's occupancy of the Leased Premises, (collectively, the “Restoration”) that Landlord, in its sole discretion, elects to remove or restore upon the expiration or termination of the term of the Lease Agreement, pursuant to the terms set forth in the Lease Agreement, including, without limitation, Section 21 of the General Lease Provisions on Exhibit A of the Lease Agreement; provided, however, Landlord and Tenant agree such restoration obligations shall be modified as follows:

9.1    Landlord to Undertake Restoration Work. Unless subsequently agreed to by Landlord and Tenant in writing, Landlord shall, at Tenant's expense, undertake, control, and oversee the Restoration of the Leased Premises. Subject to the limitations set forth in this Section 9, Tenant shall pay Landlord the full amount of the cost of the Restoration (the “Restoration Payment”) on the date thirty (30) days prior to the then applicable Expiration Date of the Lease Agreement or, in the event that Tenant elects to terminate the Lease Agreement early pursuant to the terms of Section 7 above, on the date thirty (30) days prior to the Elective Early Termination Date.

9.2    Limitation on Tenant's Restoration Payment Obligations. So long as there is no uncured event of default under the Lease Agreement, the Tenant's obligation to pay Landlord the Restoration Payment pursuant to the terms of Section 9.1 above shall be limited as follows:

9.2.1    Restoration Payment if No Elective Early Termination.
In the event that Tenant does not elect to terminate the Extended Term early pursuant to the terms of Section 7 above and the Lease Agreement expires on the Expiration Date, as such Expiration Date may be extended pursuant to the terms of Section 6 above, the Restoration Payment shall be the lesser of: (i) the Actual Restoration Costs (defined below), or (ii) $100,000.00, which amount shall be due and payable in full to Landlord thirty (30) days prior to the Expiration Date.

9.2.2    Restoration Payment if Elective Early Termination Occurs.
In the event that Tenant does select the Elective Early Termination option pursuant to the terms of Section 7 above and the Lease Agreement terminates on the Elective Early Termination Date, the Restoration Payment shall be the lesser of: (i) the Actual Restoration Costs (defined below), or (ii) $250,000.00 (as applicable, the “Elective Termination Restoration Payment”), which amount shall be due and payable in full to Landlord thirty (30) days prior to the Elective Early Termination Date.

In order to determine the “Actual Restoration Costs” for the foregoing Sections, Landlord shall, after determining, in its sole discretion, the scope of the Restoration of the Leased Premises that Landlord will undertake, obtain three (3) fixed price bids for the Restoration from general contractors that are licensed, bonded, and have at least 10-years experience constructing and/or restoring industrial buildings, selected by Landlord in its reasonable discretion after consulting with Tenant regarding Landlord's proposed contractors. The “Actual Restoration Costs” for the purposes hereof shall be the amount of the fixed price bid of the general contractor selected by Landlord to complete the Restoration of the Leased Premises; provided, however, if Landlord selects the general contractor with the highest fixed price bid, the Actual Restoration Costs shall be deemed limited to the amount of the middle fixed price bid. Notwithstanding the foregoing, the Actual Restorations Costs are subject to increase based on costs and expenses related to any change orders and unexpected costs and expenses, including, without limitation, any permit or code requirements or latent defects or conditions that were not factored into the original fixed price bid (as applicable, an “Actual Restoration Cost Increase”). Any additional Actual Restoration Costs resulting from an Actual Restoration Cost Increase following Tenant's payment of the Restoration Payment shall be made by Tenant to Landlord within fifteen (15) days of written notice of the Actual Restoration Cost Increase from Landlord. The obligation to reimburse Landlord for one or more Actual Restoration Cost Increases shall specifically survive the expiration or termination of the Lease Agreement, but shall remain subject to the caps in Sections 9.2.1 and 9.2.2 above. Notwithstanding the foregoing, Tenant shall have no obligation to pay for the installation of any new structures or systems or the upgrade of any existing structures or systems in the Building as part of the Restoration in order to bring the Building into compliance with current code; provided, however, (i) all work undertaken in connection with the removal of alterations, additions, and improvements as part of the Restoration shall be in compliance with code and permit requirements applicable at such time and the cost of such compliance shall be factored into the bids for such Restoration and any Actual Restoration Cost Increases, and (ii) the Actual Restoration Costs, including, without limitation, any Actual Restoration Cost Increase, shall include any installations or upgrades that were required for alterations, additions, or improvements made by Tenant (and not by Landlord at Tenant's request) to comply with code requirements applicable at the time of such alteration, addition, or improvement that were not completed by Tenant.

9.3    Limitation on Portion of Premises Requiring Restoration. Tenant shall not be obligated to pay for, and the Restoration Payment shall not include, the Restoration of the original improved office spaces, which areas are identified as “Restoration Cost Exempt” on Exhibit B attached hereto (collectively, the “Restoration Cost Exempt Areas”). Notwithstanding the foregoing, and except as otherwise subsequently agreed to in writing by Landlord, Tenant shall remain obligated to remove all of the equipment, fixtures, furniture, and other personal property installed or located in the Restoration Cost Exempt Areas upon the expiration and termination of Lease Agreement in accordance with the terms of the Lease Agreement and Section 9.4 below.

9.4    Removal of Equipment, Fixtures, Furniture, and Other Personal Property by Tenant.
Notwithstanding the terms of this Section 9 related to the Restoration of the Leased Premises, and except as otherwise subsequently agreed to in writing by Landlord in its sole discretion, Tenant shall remain obligated, at Tenant's sole cost and expense, to remove all of the equipment, fixtures, furniture, and other personal property installed in or located on the Leased Premises, including, without limitation, the Restoration Cost Exempt Areas, prior to the expiration and termination of Lease Agreement and to repair any and all damage to the Leased Premises resulting from such removal (collectively, the “Personal Property Removal Obligation”). The Personal Property Removal Obligation shall not be deemed part of the Restoration and, accordingly, (i) no portion of the Restoration Payment shall be used in connection with Tenant's Personal Property Removal Obligation and (ii) no amounts expended by Tenant in connection with the Personal Property Removal Obligation shall be credited against the Restoration Payment. The Personal Property Removal Obligation shall specifically include Tenant's machinery and crane ways.

Nothing set forth in this Section 9.4 shall be deemed to waive or limit Tenant's obligations under Section 9 of the Lease Agreement and Section 5 of the General Lease Provisions on Exhibit A of the Lease Agreement, which, along with other provisions of the Lease Agreement, govern the ongoing obligations of Tenant to maintain and care for the Leased Premises.

10.    Right of First Opportunity. Subject to the rights of the tenants in the Augat Building, which building is adjacent to the Building, and so long as the Augat Building is owned by Landlord or one of its affiliates, Tenant shall have a one-time right of first opportunity (“ROFO”) as to (i) the approximately 38,631 square foot space in the Augat Building identified on Exhibit C hereto as “Space A” and (ii) the approximately 30,749 square foot space in the Augat Building identified on Exhibit C hereto as “Space B” (the “ROFO Premises”) when each of the spaces comprising the ROFO Premises becomes available for lease for the first time during the Extended Term; provided, however, that in no event shall Landlord be required to lease either of the spaces comprising the ROFO Premises to Tenant for any period past the date on which the Lease Agreement expires or is terminated pursuant to its terms. To the extent that (a) Landlord renews or extends a then-existing lease for a portion of the ROFO Premises with any then-existing tenant, (b) Landlord enters into a new lease with such then-existing tenant for the same premises, (c) the then-existing tenant for a portion of the ROFO Premises holds-over at the end of the existing lease term, or (d) any portion of the ROFO Premises is subject to a right of first offer or right of first opportunity with another tenant as of the date hereof, the affected space shall not be deemed to be ROFO Premises for the purposes of this Section 10 and Tenant shall have no ROFO at that time with respect to the applicable portion of the ROFO Premises. In the event Landlord intends to market either of the spaces comprising the ROFO Premises for lease, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the proposed rental rate, lease term, and other terms to Tenant. Landlord and Tenant hereby agree that the following terms shall govern the ROFO provided for herein and any Notice of Offer:

10.1    Response to Notice of Offer. Within ten (10) business days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the applicable ROFO Premises on the terms and conditions set forth in the Notice of Offer (a “ROFO Election”) or would like to lease the ROFO Premises on terms and conditions substantially similar thereto (a “Negotiation Election”). If Tenant fails to notify Landlord in writing of Tenant's election within said ten (10) business-day period, then Tenant shall be deemed to have elected not to lease the subject ROFO Premises. The ROFO shall be a one-time right of Tenant as to each of the spaces comprising the ROFO Premises and if Tenant elects (or is deemed to elect) not to lease the ROFO Premises that is the subject of the Notice of Offer, the rights set forth in this Section 10 with respect to such ROFO Premises shall automatically terminate.

10.2    ROFO Election. If Tenant timely notifies Landlord in writing that Tenant is making an ROFO Election for the subject ROFO Premises at the rental rate, lease term, and any other terms set forth in the Notice of Offer, then Landlord shall lease the subject ROFO Premises to Tenant upon the terms and conditions set forth in the Notice of Offer and such other terms and conditions reasonably required by Landlord, and Landlord and Tenant shall use their best efforts to enter into a lease agreement within thirty (30) days of Tenant's notification of its ROFO Election for the applicable ROFO Premises.
10.3    Negotiation Election. If Tenant timely notifies Landlord in writing that Tenant is making a Negotiation Election for the subject ROFO Premises in order to attempt to negotiate lease terms substantially similar to the rental rate, lease term, and any other terms set forth in the Notice of Offer, then Landlord and Tenant shall attempt to reach mutually agreeable terms for the lease of the subject ROFO Premises to Tenant within thirty (30) days of Tenant's Negotiation Election with respect to the subject ROFO Premises. If Landlord and Tenant are able to reach mutually agreeable terms for the lease of the applicable ROFO Premises during such thirty-day period, then Landlord and Tenant shall use their best efforts to enter into a lease agreement within forty-five (45) days of Tenant's notification of its Negotiation Election with respect to the subject ROFO Premises. If, after negotiating in good faith during such thirty-day period, Landlord and Tenant are unable to reach mutually agreeable terms for the lease of the subject ROFO Premises to Tenant, then the ROFO shall immediately terminate with respect to the subject ROFO Premises and Landlord shall have the right to consummate a lease of the subject ROFO Premises with a third-party on any terms Landlord deems commercially reasonable.

10.4    No Election. If Tenant notifies Landlord that Tenant elects not to lease the subject ROFO Premises on the terms and conditions set forth in the Notice of Offer or to attempt to negotiate substantially similar lease terms, or if Tenant fails to notify Landlord of Tenant's election within the ten (10) business-day period described above, the ROFO shall immediately terminate with respect to the subject ROFO Premises and Landlord shall have the right to consummate a lease of the subject ROFO Premises with a third-party on any terms Landlord deems commercially reasonable.

10.5    No ROFO Rights if Default under Lease Agreement. Notwithstanding anything in this Section 10 to the contrary, Tenant shall not have the right to exercise the ROFO during such period of time that Tenant is in default under any provision of the Lease Agreement. Any attempted exercise of the ROFO during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFO if Landlord has given Tenant two (2) or more notices of events of default under the Lease Agreement, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFO.

10.6    No ROFO if Early Lease Termination Elected. Notwithstanding anything in this Section 10 to the contrary, Tenant shall not have the right to exercise the ROFO as to either of the spaces comprising the ROFO Premises and the ROFO provided for in this Section 10 shall immediately terminate if the Tenant exercises or is in the process of exercising the early termination of the Lease Agreement provided for in Section 7 above.

10.7    No Transfer of ROFO. Tenant understands and agrees that the ROFO is specific to the Tenant and Tenant shall not assign or transfer the ROFO, either separately or in conjunction with an assignment or transfer of Tenant's interest in the Lease Agreement. Any attempted transfer of the ROFO shall be void and of no force and effect.

11.    Leased Premises. Based on an April 2010 re-measurement of the Building, the definition of Leased Premises in Section 1 of the Lease Agreement is hereby expanded from approximately 140,000 rentable square feet to approximately 146,329 rentable square feet.

12. Broker's Commission. Tenant and Landlord represent to the other that except for Meriwether Partners and Andover Company (collectively herein, the “Broker”) neither party has retained, contacted or dealt with any real estate broker, salesperson or finder in connection with this Amendment and no such person initiated or participated in the negotiation of this Amendment. Each party shall indemnify and hold the other harmless from and against any and all liabilities and claims for commissions or fees arising out of a breach of the foregoing representation. Landlord shall be responsible for the payment of any commission or fees due to Broker.

13.    Landlord Notice. The addresses for Landlord Notice set forth in Section 32 of the General Lease Provisions of the Lease Agreement are hereby modified as follows:

Property Reserve, Inc.
5 Triad Center, Suite 650
Salt Lake City, UT 84180

with a copy to:

Kirton & McConkie
1800 Eagle Gate Plaza and Office Tower
60 E. South Temple Street
Salt Lake City, UT 84111

and with a copy to:

Landing Center
c/o NAI Norris, Beggs & Simpson
600 University Street, Suite 503
Seattle, WA 98101-1176

14.    Conflicting Provisions; Ratification. To the extent that this Amendment conflicts with the Lease Agreement, this Amendment will control. Except as modified in this Amendment, the Lease Agreement remains in full force and effect.

15.    Authority to Execute. Each individual executing this Amendment on behalf of the Landlord and Tenant, respectively, represents and warrants that such individual is duly authorized to execute and deliver this Amendment on behalf of such entity, and the this Amendment shall be binding on such entity in accordance with its terms.

16.    Counterparts. This Amendment may be executed in counterparts and each counterpart shall constitute an original document and all such counterparts shall constitute one and the same instrument.

17.    Entire Agreement. This Amendment contains the entire agreement between the parties regarding the subject matter of this Amendment, and shall supersede any prior agreements or understandings between the parties. Representations, inducements, understandings, promises or agreements, written, oral or by another form of communication, between the parties, but not expressly stated in this Amendment, shall be of no force or effect.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

EXECUTED as of the day and year first written above.

LANDLORD:	TENANT:
PROPERTY RESERVE, INC.,	FLOW INTERNATIONAL CORPORATION,
a Utah corporation	a Washington corporation
By: SIGNATURE	By: SIGNATURE
Name: Mark B. Gibbons	Name: Charles M. Brown
Its: President	Its.: President and CEO

STATE OF UTAH

COUNTY OF SALT LAKE

On this day personally appeared before me Mark B. Gibbons, to me known to be the President of PROPERTY RESERVE, INC., the Utah corporation that executed the foregoing instrument, and acknowledged such instrument to be the free and voluntary act and deed of such corporation, for the uses and purposes therein mentioned, and on oath stated that he/she was duly authorized to execute such instrument.

GIVEN UNDER MY HAND AND OFFICIAL SEAL this 6th day of February 2012.

NOTARY SEAL
Printed Name: Sarahi D. Soperanez
SIGNATURE
NOTARY PUBLIC in and for the State of Utah,
residing at Salt Lake City, UT
My Commission Expires 4/22/2012

STATE OF WASHINGTON

COUNTY OF KING

On this day personally appeared before me Charles M. Brown, to me known to be the President and CEO of FLOW INTERNATIONAL CORPORATION, the Washington corporation that executed the foregoing instrument, and acknowledged such instrument to be the free and voluntary act and deed of such corporation, for the uses and purposes therein mentioned, and on oath stated that he/she was duly authorized to execute such instrument.

GIVEN UNDER MY HAND AND OFFICIAL SEAL this 31st day of January, 2012.

NOTARY SEAL
Printed Name: Tracie L. Bennett
SIGNATURE
NOTARY PUBLIC in and for the State of Washington,
residing at Kent, WA
My Commission Expires July 26, 2013

Exhibit A

Extended Term Commencement Date Memorandum

RE:    Second Amendment to Lease Agreement (“Second Amendment”) to Lease Agreement dated January 1, 2003 (the “Lease Agreement”), between PROPERTY RESERVE, INC., as Landlord, and FLOW INTERNATIONAL CORPORATION, Tenant, concerning the premises known as Flow Building located at 23500 64th Avenue South, Kent, Washington 98032 (the “Leased Premises”).

In accordance with the terms of the Second Amendment, the parties hereto confirm as follows:

That the Leased Premises are currently occupied and have been accepted by Tenant as being in satisfactory condition with all systems in good working order, subject, however, to Landlord's obligations in Section 8 of the Second Amendment. That Tenant has possession of Leased Premises and acknowledges that under the provisions of the Second Amendment, the Extended Term Commencement Date is February 1, 2012, and that the term of the Lease Agreement shall, so long as there are no events of default thereunder, continue for an additional ninety-six (96) months and end on January 31, 2020, which is the new Expiration Date, subject to the extension option appearing in the Second Amendment. Notwithstanding the foregoing, in the event that Tenant exercises the early termination option appearing in Section 7 of Second Amendment and satisfies all of the requirements set forth therein for the early termination of the Extended Term of the Lease Agreement, the Elective Early Termination Date shall be July 31, 2015, forty-two (42) months after the Extended Term Commencement Date.

Rent is due and payable on the first day of each and every month during the term of the

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

LANDLORD:	TENANT:
PROPERTY RESERVE, INC.,	FLOW INTERNATIONAL CORPORATION,
a Utah corporation	a Washington corporation
By: SIGNATURE	By: SIGNATURE
Name: Mark B. Gibbons	Name: Charles M. Brown
Its: President	Its.: President and CEO

Exhibit B

Portions of Leased Premises Exempt from Restoration Payment Obligations

Exhibit C

Depiction of ROFO Premises in Augat Building